COMPANY CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Linda Latman (212) 836-9609
(405) 235-4546	Lena Cati (212) 836-9611
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS RESULTS FOR THE
2011 THIRD QUARTER AND EXPECTS STRONG FOURTH QUARTER

OKLAHOMA CITY, Oklahoma…November 7, 2011… LSB Industries, Inc. (NYSE: LXU) announced today results for the third quarter ended September 30, 2011.

Third Quarter 2011 Financial Highlights Compared to Third Quarter 2010:
•	Sales were $176.8 million, a 27% increase from $138.9 million;
•	Operating income was $12.5 million compared to $8.5 million, an increase of $4.0 million;
•	Net income and net income applicable to common shareholders were $6.3 million compared to $3.8 million; and
•	Diluted earnings per common share were $0.27 compared to $0.17.

Discussion of Third Quarter of 2011:
Our third quarter results historically are lower than the other three quarters of the year due to planned maintenance events (“Turnarounds”) in our Chemical Business, which are scheduled during the third quarter when we are between our major fertilizer sales seasons.  As such, the Chemical Business third quarter 2011 production, sales and profitability were much lower than in the first two quarters of 2011 due to seasonality and extensive maintenance downtime for planned Turnarounds performed at most of our plants, as well as unplanned maintenance in July and August. The downtime primarily affected production of ammonia and urea ammonium nitrate (“UAN”) fertilizer products, thereby reducing fixed overhead absorption and limiting sales volume.  During September and October, production was back to normal and customer demand for ammonia and UAN continues to be strong.

The $37.9 million increase in consolidated sales includes a $30.2 million or 42% increase in Chemical Business sales and a $7.3 million or 11% increase in Climate Control Business sales.  The Chemical Business sales include sales from the Pryor Facility to unrelated parties of $10.5 million compared to $1.8 million for the third quarter of 2010.

The $4.0 million increase in consolidated operating income includes a $5.9 million net increase by the Chemical Business and a $1.4 million decrease by the Climate Control Business.
•
Although the increase in the Chemical Business operating income reflects higher overall selling prices and volumes across all major product lines, the increase was primarily a result of greater sales volumes and margins on UAN produced at the Cherokee and Pryor facilities.

•	The decrease in the Climate Control Business operating income was primarily due to higher material costs, change in product mix, and an increase in selling expenses.

LSB Industries, Inc. News Release                                                        Page 2
November 7, 2011

First Nine Months 2011 Financial Highlights Compared to First Nine Months 2010:
•	Sales were $589.9 million, a $152.1 million or 35% increase from $437.8 million;
•	Operating income was $94.8 million compared to $25.7 million;
•	Net income was $55.9 million compared to $11.5 million;
•	Net income applicable to common shareholders increased to $55.5 million from $11.2 million; and
•	Diluted earnings per common share were $2.39 compared to $0.52.

Through the first nine months of 2011, the $152.1 million increase in sales included a $116.0 million or 46% increase in Chemical Business sales and a $34.6 million or 19% increase for the Climate Control Business.  The increase in consolidated operating income was the result of increases in the Chemical and Climate Control Businesses operating income of $66.6 million and $3.7 million, respectively, partially offset by increases in general corporate expense and other business operations, net of $1.2 million.

Third Quarter Chemical Business Overview:
Sales for the Chemical Business were $102.8 million, a 42% increase over the third quarter of 2010.  While sales increased across all major product lines, our agricultural products sales increased $11.6 million, or 63%, due in part to an increase of UAN sold into agricultural markets from the Cherokee and Pryor facilities and overall higher selling prices for these products.  Tons of agricultural products sold increased 22% over the third quarter of 2010.

Beyond the increase in sales, gross profit as a percent of sales also increased, primarily due to strong customer demand for nitrogen fertilizers accompanied by higher selling prices and generally lower natural gas costs.  However, partially offsetting the favorable margin per ton of product sold were Turnarounds performed by most of the Chemical Business facilities, during which time, certain plants within these facilities were not producing and fixed overhead costs were expensed.

The Chemical Business operating income includes SG&A and other expenses associated with the Pryor Facility of approximately $0.4 million for the third quarter of 2011 compared to $4.9 million for the same period of 2010.  As there was substantially no production at the Pryor Facility during the third quarter of 2010, operational expenses were primarily classified as SG&A.  Operating income for the third quarter of 2010 includes a gain of $2.8 million from property insurance recoveries by the Pryor Facility.

Third Quarter Climate Control Business Overview:
Net sales for the Climate Control Business were $71.8 million, a $7.3 million increase from the third quarter of 2010 due to a $2.5 million increase in geothermal and water source heat pump sales and a $5.3 million increase in hydronic fan coil sales partially offset by a $0.5 million decrease in other Climate Control Business product sales. There was a $9.3 million improvement in commercial/institutional product sales, partially offset by a $2.0 million decrease in residential product sales.

The decline in gross profit percentage in our Climate Control Business was primarily the result of higher material costs and product mix, as commercial products have a lower gross margin than residential products.

In addition to the decline in gross margin, operating income decreased due to an increase in warranty expenses of $0.6 million associated with the impact of increasing our warranty coverage period for certain products effective during 2010. In addition, commission expenses increased $0.5 million due to higher commercial and institutional sales volume and the impact from changes in customer/product mix.

LSB Industries, Inc. News Release                                                       Page 3

November 7, 2011

Bookings of new product orders were $65.7 million in the third quarter of 2011 compared to $64.3 million for the second quarter of 2011; and $67.5 million for the third quarter of 2010.  For the third quarter of 2011, product orders for commercial/institutional products decreased 4% whereas residential product orders increased 2% as compared to the same period of 2010.  At September 30, 2011, the backlog of confirmed customer product orders was $48.4 million compared to $49.9 million at June 30, 2011.

CEO’s Remarks:
Jack Golsen, LSB's Board Chairman and CEO stated, “Our Chemical Business’ results were up compared to third quarter 2010, but this year maintenance downtime was longer than usual because of more extensive requirements, which limited ammonia and UAN production in July and August. With normalized rates of ammonia and UAN production resuming in September and October, and based upon expectations for the rest of our business, we expect the fourth quarter to be a strong one in terms of sales and profitability.”

He noted, “In our Chemical Business, we are expecting a strong fourth quarter led by our nitrogen fertilizer products.  We have firm sales commitments for delivery in the fourth quarter for most of our ammonia and UAN production capacity.  We also expect to see continued robust demand for nitrogen fertilizer for 2012 due to the tight supply-demand conditions existing in agricultural commodities markets, especially with respect to corn.  Corn stocks-to-use ratios are low and the market price of corn is favorable to the farmer.  We expect to see a good fall and spring season.  Approximately 50% of our Chemical Business sales are to industrial customers and this business has been relatively steady and good considering the general economy.”

Mr. Golsen continued, "In our Climate Control Business, our sales to commercial and institutional construction sectors have softened somewhat in the fourth quarter, although overall, segment sales for the year should exceed 2010 levels.  The continuing uncertainty and volatility surrounding the general economy and markets we serve could make consistent growth, especially on a sequential basis, challenging.  In addition, material costs and competitive pressures continue to challenge this business.

“Based on the most recent industry reports, the recovery in residential, commercial and industrial new construction will probably be slower than previously anticipated.  However, we remain committed to investing in sales and marketing for all of our Climate Control products, but especially to expand the market for and application of our green products, including Geothermal Heat Pumps (“GHPs”).  We have been increasing our manufacturing capacity to meet the expanded market requirements for these products, with the most notable addition being our new dedicated modular chiller manufacturing facility.”

Mr. Golsen noted, “We are pleased to report that LSB was ranked 7th by Forbes magazine in its annual listing of “America’s Best Small Companies”.  The rankings are based on measures that include earnings growth, sales growth and return on equity in the past twelve months and over five years, as well as stock performance relative to each company’s peer group.”

Conference Call
LSB’s management will host a conference call covering the third quarter results on November 7, 2011 at 5:15 pm ET/4:15 pm CT to discuss these results and recent corporate developments.  Participating in the call will be CEO, Jack E. Golsen; President and COO, Barry H. Golsen; and Executive Vice President and CFO, Tony M. Shelby.  Interested parties may participate in the call by dialing (201) 493-6739.  Please call in ten minutes before the conference is scheduled to begin and ask for the LSB conference call.  To coincide with the conference call, LSB will post a slide presentation at www.lsb-okc.com on the webcast

LSB Industries, Inc. News Release                                                        Page 4

November 7, 2011

section of Investor Info tab.

To listen to a webcast of the call, please go to the Company’s website at www.lsb-okc.com at least 15 minutes before the conference call to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website.  We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.
LSB is a manufacturing, marketing and engineering company.  LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils, modular geothermal chillers and large custom air handlers; the manufacture and sale of chemical products for the mining, agricultural and industrial markets; and the provision of specialized engineering services and other activities.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995.  These forward-looking statements generally are identifiable by use of the words “believe,” “expects,” “intends,” “plans to,” “estimates,” “projects” or similar expressions, and such forward-looking statements include, but are not limited to, that with respect to our Chemical Business, we expect the fourth quarter to be a strong one in terms of sales and profitability; that we have firm sales commitments for delivery in the fourth quarter for most of our ammonia and UAN production capacity; that we expect to see continued robust demand for nitrogen fertilizer for 2012; that we expect to see a good fall and spring season; with respect to our Climate Control Business, that overall segment sales for the year should exceed 2010 levels; that the recovery in residential commercial and industrial new construction will probably be slower than previously anticipated; and, that we remain committed to investing in sales and marketing for all of our Climate Control products but especially to expand the market for and application of our green products, including GHPs.  Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, general economic conditions, effect of the recession on the commercial and residential construction industry, acceptance by the market of our geothermal heat pump products, acceptance of our technology, changes to federal legislation or adverse regulations, available working capital, ability to install necessary equipment and renovations at the Pryor facility in a timely manner, ability to finance our investments, and other factors set forth under “A Special Note Regarding Forward-Looking Statements”, a discussion of a variety of factors which could cause the future outcome to differ materially from the forward-looking statements contained in this report and in the Form 10-K for year ended December 31, 2010, and the Form 10Qs for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011.

# # #
See Accompanying Tables

LSB Industries, Inc. News Release                                                         Page 5

November 7, 2011

LSB Industries, Inc.
Unaudited Financial Highlights
Nine Months and Three Months Ended September 30, 2011 and 2010

	Nine Months		Three Months
	2011	2010	2011	2010
	(in thousands, except per share amounts)
Net sales	$589,892	$437,750	$176,780	$138,948
Cost of sales	429,695	344,897	142,523	109,509
Gross profit	160,197	92,853	34,257	29,439

Selling, general and administrative expense	64,737	70,775	21,635	23,948
Provisions for (recoveries of) losses on accounts receivable	160	(14)	39	21
Other expense	2,532	575	149	273
Other income	(2,035)	(4,179)	(58)	(3,273)
Operating income	94,803	25,696	12,492	8,470

Interest expense	5,481	5,943	1,901	1,864
Losses on extinguishment of debt	136	52	-	-
Non-operating other expense (income), net	(3)	(48)	2	(10)
Income from continuing operations before provisions for income taxes and equity in earnings of affiliate	89,189	19,749	10,589	6,616
Provisions for income taxes	33,582	8,821	4,433	2,930
Equity in earnings of affiliate	(375)	(719)	(168)	(191)
Income from continuing operations	55,982	11,647	6,324	3,877

Net loss from discontinued operations	128	122	18	79
Net income	55,854	11,525	6,306	3,798

Dividends on preferred stocks	305	305	-	-
Net income applicable to common stock	$55,549	$11,220	$6,306	$3,798

Weighted - average common shares:
Basic	21,851	21,182	22,241	21,094
Diluted	23,499	22,281	23,526	22,193

Income per common share:
Basic	$2.54	$.53	$.28	$.18
Diluted	$2.39	$.52	$.27	$.17

LSB Industries, Inc. News Release                                                        Page 6

November 7, 2011

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Nine Months and Three Months Ended September 30, 2011 and 2010

Note 1:
Net income applicable to common stock is computed by adjusting net income by the amount of preferred stock dividends and dividend requirements, if applicable.  Basic income per common share is based upon net income applicable to common stock and the weighted-average number of common shares outstanding during each period.

Diluted income per share is based on net income applicable to common stock plus preferred stock dividends and dividend requirements on preferred stock assumed to be converted, if dilutive, and interest expense including amortization of debt issuance costs, net of income taxes, on convertible debt assumed to be converted, if dilutive, and the weighted-average number of common shares and dilutive common equivalent shares outstanding, and the assumed conversion of dilutive convertible securities outstanding.

Note 2:	Provisions for income taxes are as follows:

Nine Months Ended September 30,		Three Months Ended September 30,
(in thousands)
2011	2010	2011	2010
               Current:
Federal	$24,497	$5,059	$2,583	$586
State	6,869	1,437	1,200	263
Total current	$31,366	$6,496	$3,783	$849

   Deferred:
Federal	$1,932	$2,026	$554	$1,800
State	284	299	96	281
Total deferred	2,216	2,325	650	2,081
Provisions for income taxes	$33,582	$8,821	$4,433	$2,930

For the nine and three months ended September 30, 2011 and 2010, the current provision for federal income taxes shown above includes regular income tax after the consideration of permanent and temporary differences between income for GAAP and tax purposes.  For the nine and three months ended September 30, 2011 and 2010, the current provision for state income taxes shown above includes regular state income tax and provisions for uncertain state income tax positions.

Our annual estimated effective tax rates include the impact of permanent tax differences, such as the domestic manufacturer’s deduction, the advanced energy credit and other permanent items.

Note 3:	Information about the Company’s operations in different industry segments for the nine and three months ended September 30, 2011 and 2010 is detailed on the following page.

LSB Industries, Inc. News Release                                                         Page 7

November 7, 2011

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Nine Months and Three Months Ended September 30, 2011 and 2010

Nine Months Ended September 30,	Three Months Ended September 30,
2011	2010	2011	2010
	(in thousands)
Net sales:
Climate Control	$212,628	$178,045	$71,804	$64,546
Chemical (1)	369,820	253,828	102,769	72,578
Other	7,444	5,877	2,207	1,824
	$589,892	$437,750	$176,780	$138,948

Gross profit: (2)
Climate Control	$67,689	$60,195	$22,808	$22,964
Chemical (1)	89,789	30,631	10,677	5,871
Other	2,719	2,027	772	604
	$160,197	$92,853	$34,257	$29,439

Operating income: (3)
Climate Control	$26,357	$22,632	$8,738	$10,112
Chemical	78,923	12,310	7,105	1,247
General corporate expenses and other business operations, net	(10,477)	(9,246)	(3,351)	(2,889)
	94,803	25,696	12,492	8,470
Interest expense	(5,481)	(5,943)	(1,901)	(1,864)
Losses on extinguishment of debt	(136)	(52)	-	-
Non-operating other income (expense), net:
Climate Control	1	1	-	-
Chemical	1	6	-	1
Corporate and other business operations	1	41	(2)	9
Provisions for income taxes	(33,582)	(8,821)	(4,433)	(2,930)
Equity in earnings of affiliate, Climate Control	375	719	168	191
Income from continuing operations	$55,982	$11,647	$6,324	$3,877

LSB Industries, Inc. News Release                                                       Page 8

November 7, 2011

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Nine Months and Three Months Ended September 30, 2011 and 2010

(1)
During most of the first nine months of 2011, the Pryor Facility had sustained production of anhydrous ammonia and UAN compared to limited production during the first nine months of 2010.  For the nine and three months ended September 30, 2011, the Pryor Facility had net sales to unrelated third parties of $63.3 and $10.5 million, respectively and operating income of $30.6 million and $0.1 million, respectively, resulting from those sales and an insurance recovery of $8.6 million recognized during the first nine months of 2011 relating to a business interruption claim, which was recorded as a reduction to cost of sales. In addition, for the nine and three months ended September 30, 2011, the Chemical Business realized a net benefit of $4.4 million and $0.6 million, respectively, from the utilization by our other facilities of lower cost ammonia produced at the Pryor Facility.  For the nine and three months ended September 30, 2010, the Pryor Facility had net sales to unrelated third parties of $7.8 million and $1.8 million and an operating loss of $11.2 million and $3.2 million, respectively.  Due to limited and intermittent production at the Pryor Facility during the first nine months of 2010, most of its operating loss related to nonproduction-related expenses incurred and were classified as selling, general and administrative expenses (“SG&A”).

(2)	Gross profit by industry segment represents net sales less cost of sales. Gross profit classified as “Other” relates to the sales of industrial machinery and related components.

(3)
Our chief operating decision makers use operating income by business segment for purposes of making decisions, which include resource allocations and performance evaluations.  Operating income by business segment represents gross profit by business segment less SG&A incurred by each business segment plus other income and other expense earned/incurred by each business segment before general corporate expenses and other business operations, net.  General corporate expenses and other business operations, net, consist of unallocated portions of gross profit, SG&A, other income and other expense.

LSB Industries, Inc. News Release                                                      Page 9

November 7, 2011

LSB Industries, Inc.
Consolidated Balance Sheets
(Unaudited)

September 30, 2011	December 31, 2010
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$107,983	$66,946
Restricted cash	512	31
Short-term investments	-	10,003
Accounts receivable, net	85,866	74,259
Inventories	74,197	60,106
Supplies, prepaid items and other:
Prepaid income taxes	3,467	-
Prepaid insurance	745	4,449
Precious metals	17,595	12,048
Supplies	7,866	6,802
Fair value of derivatives and other	7	1,454
Other	1,915	1,174
Total supplies, prepaid items and other	31,595	25,927
Deferred income taxes	6,064	5,396
Total current assets	306,217	242,668

Property, plant and equipment, net	154,621	135,755

Other assets:
Debt issuance costs, net	1,151	1,023
Investment in affiliate	3,168	4,016
Goodwill	1,724	1,724
Other, net	3,479	2,795
Total other assets	9,522	9,558
	$470,360	$387,981

(Continued on following page)

LSB Industries, Inc. News Release                                                    Page 10

November 7, 2011

LSB Industries, Inc.
  Consolidated Balance Sheets (continued)
(Unaudited)

September 30, 2011	December 31, 2010
	(in thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$57,512	$51,025
Short-term financing	386	3,821
Accrued and other liabilities	32,977	31,507
Current portion of long-term debt	6,059	2,328
Total current liabilities	96,934	88,681

Long-term debt	77,245	93,064

Noncurrent accrued and other liabilities	14,882	12,605

Deferred income taxes	17,145	14,261

Stockholders' equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 26,584,650 shares issued (25,476,534 at December 31, 2010)	2,658	2,548
Capital in excess of par value	160,970	131,845
Retained earnings	125,900	70,351
	292,528	207,744
Less treasury stock at cost:
Common stock, 4,320,462 shares	28,374	28,374
Total stockholders' equity	264,154	179,370
	$470,360	$387,981